Exhibit (d)(2)

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This Confidentiality and Non-Disclosure Agreement (this “Agreement”) is entered into as of this 29 day of May, 2015, by Cherry Tree & Associates, LLC (“Cherry Tree”) and Enghouse, an Ontario corporation (the “Recipient”). The term ’‘Recipient’’ as used in this Agreement shall refer to the Recipient and (i) its subsidiaries and divisions; (ii) any corporation or entity which directly or indirectly, through intermediaries or otherwise, controls or owns a controlling interest in Recipient and (iii) the directors, officers, employees, as well as financing sources, legal counselors, consultants and agents of Recipient or any of the entities referred to in (i) or (ii) above (each a “Representative”).

Whereas, Cherry Tree represents a client (“Client*) and has furnished, or may in the future furnish, to Recipient certain confidential, proprietary and/or other information relating to Client and activities of at least a portion of Client’s business (the “Business”), including, but not limited to: (i) Client’s trade secrets, financial information and business and marketing plans; (ii) supplier and/or manufacturing lists; (iii) the identity of Client and the Business; (iv) the fact that Client has retained Cherry Tree to help evaluate Client’s strategic alternatives regarding the Business; and (v) the fact that information has been provided or discussions are taking place (such information, in whatever form or medium (including electronic information), shall be collectively referred to herein as “Information”), to be used only for the purpose of evaluating a possible business transaction between Recipient and Client regarding the Business (a “Transaction”).

BE IT KNOWN, that Cherry Tree has furnished or shall furnish to Recipient Information and may further allow Recipient the right to inspect the Business and/or interview employees or representatives of the Business, all on the following conditions.

1.	Information furnished to Recipient, including without limitation the Confidential Memorandum for the Business, has been prepared from information furnished by the Client and from other sources deemed reliable; however, neither Client nor Cherry Tree makes any representation or warranty, expressed or implied, as to the accuracy or completeness of the information contained therein and neither Client nor Cherry Tree shall be liable in any manner for loss or injury resulting or arising from the disclosure of any Information furnished to Recipient.

2.	Recipient agrees to hold all Information in trust and confidence and agrees that the Information will not, without prior written consent of Cherry Tree and Client, be disclosed by Recipient in any manner whatsoever, and will not be used in any manner detrimental to Client or for any purpose other than evaluating the Transaction. Recipient’s obligation hereunder to hold Information confidential does not apply to: (a) information that is known to the general public through no act or failure to act on the part of Recipient; (b) information that is proprietary to Recipient at the time of disclosure (as can be demonstrated by Recipient); (c) information that subsequently is acquired by Recipient from a third party who, to Recipient’s knowledge after due inquiry, has a bona fide right to make such information available without restriction; or (d) information relating to the tax treatment or tax structure of a Transaction required to be disclosed under tax laws or regulations, provided that such information is disclosed only to the extent required by such laws or regulations. Recipient agrees that the Information shall be used only for the purpose stated herein and shall not be used for any other purpose or disclosed to any third party except as provided herein, unless specifically authorized by Client, for a period of one (1) year. Notwithstanding the foregoing, in the event that Recipient is required by law to disclose any Information, Recipient will: (i) provide Client, with prompt written notice, at Client’s cost, of such requirement prior to the disclosure; (ii) give Client, all available information, reasonable assistance and necessary authority to enable Client, to take the measures that Client, in its sole discretion, may deem appropriate or necessary to protect the Information from disclosure; and (iii) limit what is disclosed to the maximum extent possible under the law.

3.	Recipient agrees to share Information only with a limited number of Recipient’s Representatives on a strict need-to-know basis only. Recipient will ensure that all individuals who are given access to Information: (i) will be specifically informed of the confidential nature of the Information and (ii) agree to be bound by and

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will conduct their investigation in accordance with this Agreement. Regardless, Recipient will be responsible for any breach of this Agreement by any Representative and any other person who gains access to Information via the Recipient

4.	Upon written demand by Cherry Tree or Client all Information, including the Confidential Memorandum for the Business, copies, written notes, summaries, and memoranda, produced or taken by Recipient in connection with its investigation of Client, shall be destroyed. Recipient will not retain any copies, extracts or other reproductions, in whole or in part, of such materials. The destruction of such material shall not relieve Recipient of its obligations under this Agreement.

5.	Beginning on the date specified above and for a period of one (1) year thereafter, Recipient will not, directly or indirectly, without the prior written consent of Client solicit or employ any employees of Client with whom Recipient or any of its Representatives had contact in connection with its consideration of the Transaction.

6.	Recipient and Cherry Tree agree and acknowledge that Client is a third party beneficiary of this Agreement and shall have the right to enforce any or all of the terms and conditions set forth in this Agreement, Recipient’s. Cherry Tree’s or Client’s failure to insist on compliance or enforcement of any provisions of this Agreement will not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or any other provisions in this Agreement.

7.	Recipient acknowledges that Recipient is aware that the United Sates securities laws may prohibit any person who has received from an issuer material non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities based on receipt of such information.

8.	This Agreement and its validity, construction, effect and performance shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles. The parties agree that owing to the nature of this Agreement and the Information, money damages may not be a sufficient remedy for any breach of this Agreement by Recipient and that, in addition to money damages, Client shall be entitled to seek specific performance and injunctive and/or other equitable relief as a remedy for any such breach. Recipient hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of any state or federal court located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the Transaction. Recipient hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in any state or federal court located in the State of Delaware.

9.	Cherry Tree and Client reserve the right to assign, in their sole discretion and without Recipient’s consent, all or any portion of their respective rights under this Agreement to successors in interest to their respective businesses, including the right to enforce all of its terms.

10.	Except for the obligations expressly set forth herein, no obligation of any kind is assumed or implied against either party by virtue of this Agreement, any discussions regarding the Transaction or with respect to whatever Information is exchanged. Each party hereto further acknowledges that neither this Agreement nor any discussions relating to the Transaction shall (a) impose any obligation upon either party to consummate any transaction or to enter into the Transaction, to enter into any discussion or negotiations with respect thereto, or to take any other action not expressly agreed to herein, (b) constitute an offer, request, or contract with the other involving a buyer-seller relationship, joint-venture, alliance, investment or partnership relationship, (c) restrict the right of each party herein to make any market entry into any market area or to compete, directly or indirectly, with the Business so long as the confidentiality provisions of this Agreement are followed or (d) grant any rights to Recipient under any patent, copyright, trade secret or other intellectual property rights of Client or grant any other rights in any Information except the limited right to previous Information as expressly set forth herein. This Agreement may be modified or amended only by an instrument in writing executed by Recipient and Cherry Tree. This Agreement may be executed

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by PDF emailed signature and in two or more counterpart signature pages each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

If you are in accord with the terms and conditions hereof, please sign this Agreement and return it to us.

Cherry Tree & Associates, LLC		Recipient:	Eaghouse.

By:	/s/ David G. Latzke	By:	/s/ Sam Anidjar

Name:	David G. Latzke	Name:	Sam Anidjar

Title:	Managing Director	Title:	VP, Corporate Development

Date:	May 29, 2015	Date:	May 29 / 2015

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